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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 1-9718

                           PNC RETIREMENT SAVINGS PLAN
             (Exact name of registrant as specified in its charter)

                                  One PNC Plaza
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2707
                                 (412) 762-1553
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      PNC Retirement Savings Plan ("Plan")
                 interests for which Form 11-K previously filed
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(l)(i)    [X]
        Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(l)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: None
(Plan merged into The PNC Financial Services Group, Inc. Incentive Savings Plan on September 28, 2001)

     Pursuant to the requirements of the Securities Exchange Act of 1934, The PNC Financial Services Group, Inc. Incentive Savings Plan, as successor to the PNC Retirement Savings Plan, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 19, 2001                THE PNC FINANCIAL SERVICES GROUP, INC.
                                        INCENTIVE SAVINGS PLAN, AS SUCCESSOR TO
                                        THE PNC RETIREMENT SAVINGS PLAN


                                        By:  /s/ James S. Gehlke
                                             -----------------------------
                                               James S. Gehlke
                                               Plan Manager/Administrator